UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On August 17, 2007, Daniel Rosen was appointed Executive Chairman, and we entered into a Services Agreement with him to act as our primary company spokesperson and liaison to the investment community. Mr. Rosen will receive $8,833 per month plus $12,500 per month in deferred compensation. We also agreed to grant Mr. Rosen incentive compensation plan options to purchase up to one million shares of common stock at the closing price on August 17, 2007, with 250,000 options vested immediately, and 250,000 options vesting each three-month anniversary thereafter during the term of the agreement. The agreement will continue on an at-will basis until terminated by either party on no less than 30 days written notice.

The foregoing summary is subject to, and qualified in its entirety by the Services Agreement, a copy of which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 20, 2007 we issued a press release regarding the appointment of Mr. Rosen as Executive Chairman, a copy of which is furnished as Exhibit 99.1 hereto.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Services Agreement with Daniel Rosen
99.1	Press release dated August 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.
Date:  August 20, 2007

By:  /s/ David M. Barnes

David M. Barnes
Chief Financial Officer